McElravy, Kinchen & Associates, PC.

Certified Public Accountants

Registered, Public Company Accounting Oversight Board

Texas Society of Certified Public Accountants

August 14, 2007

U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

RE: VirTra Systems, Inc.

We agree with the Company’s statements regarding the necessity of restating their previously issued SEC filings as a result of discovering this error.  We also agree with the proposed accounting treatment to be included in the restatements as described above.

McElravy, Kinchen & Associates, PC

Houston, Texas

www.McElravycpa.com | 12605 East Freeway, Suite 650 | Houston, TX 77015 | o 713-450-2727 | f 713-450-1120